Exhibit 4.1

PREFERRED STOCK
PURCHASE AGREEMENT

THIS AGREEMENT is made as of the 27th day of April, 1999 by and between JTH TAX, INC., a Delaware corporation (“Company”) and EDISON VENTURE FUND IV, L.P., a Delaware limited partnership (“Investor”).

BACKGROUND

Company and Investor desire for Investor to purchase an equity interest in Company, and the parties desires to enter into certain agreements, on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the agreements set forth herein, the parties, intending to be legally bound hereby, agree as follows:

1.                                       Agreement to Sell and Purchase Shares.

(a)                                       At the Closing (as defined in Section 1(c)), upon the terms and conditions hereinafter set forth, Investor shall purchase One Hundred Sixty Thousand (160,000) shares of Class A Convertible Preferred Stock of Company (the “Shares”), representing on a fully-diluted basis a 17.8% equity interest in Company, free and clear of all liens, claims, charges, restrictions and encumbrances. The rights, powers and preferences of Company’s Class A Convertible Preferred Stock are set forth in the Certificate of Designations (the “Certificate of Designations”) attached as Exhibit A, which will be filed by Company contemporaneously with the execution of this Agreement.

(b)                                      In consideration for the Shares, Investor is delivering to Company at Closing, in cash or other immediately available funds, an aggregate purchase price of Two Million Dollars ($2,000,000), representing $12.50 per Share.

(c)                                       The closing (the “Closing”) with respect to the transactions contemplated hereby is taking place simultaneously with the execution and delivery of this Agreement.

2.                                       Other Agreements.

(a)                                       Company agrees that Investor, voting as a separate class, will be entitled to elect two representatives of Investor as directors of Company. This obligation will expire on the earlier of (i) upon the Company’s consummation of an initial public offering registered under the Securities Act of 1933, or (ii) at the first election of directors by the shareholders of Company immediately following the date on which Investor ceases to hold at least 40,000 Shares that have not been converted into Class A Common Stock. One director will be a general partner of Investor and the second director will be an experienced operating executive selected by Investor and reasonable acceptable to Company’s Chief Executive Officer. Company will grant to each non-employee director, on an annual basis, a stock option to purchase at least 2,500 shares of Class A Common Stock, with an exercise price equal to the current fair market value (as determined by Company’s Board of Directors in its reasonable discretion) of such shares as of the date of the grant.

(b)                                 For so long as Investor continues to hold 40,000 Shares that have not been converted into Class A Common Stock, Company will:

(i)                                Prepare and submit to the Board of Directors for approval no later than May 15 of each year Company budgets for the fiscal year of Company that began on the immediately preceding May 1.

(ii)                             Maintain a Compensation Committee of the Board comprised of non-employee directors.

(iii)                          Provide Investor with monthly financial statements and such other business information and access to its records and facilities as reasonably requested by Investor.

(iv)                         Conduct its business in a reasonably prudent matter including maintaining adequate insurance and payment of indebtedness and taxes in the ordinary course.

(v)                            Maintain a minimum of $1,000,000 of key man life insurance on John T. Hewitt.

(vi)                         Provide Investor proportionate piggyback registration rights on the basis described on Exhibit B.

(vii)                      Provide Investor with demand registration rights on the basis described on Exhibit B.

(viii)                   Provide Investor with preemptive rights to participate in any offering or sale of Company securities, permitting Investor to participate on the same basis as if each of the Shares had been converted into Class A Common Stock.

(c)                                       For so long as Investor continues to hold 40,000 Shares that have not been converted into Class A Common Stock, Company will not, without the prior written consent of Investor:

(i)                                Amend Company’s Articles of Incorporation or Bylaws except as contemplated by a transaction otherwise permitted by this Agreement.

(ii)                             Make any material change in the nature of or discontinue Company’s business.

(iii)                          Acquire substantial assets or sell substantial assets of Company, with “substantial” meaning a purchase or sale price in a single transaction or series of related transactions greater than 50% of Company’s tangible assets (whether in cash, assets and/or securities), or enter into any merger, consolidation or sale of the equity securities of Company, other than (A) in the ordinary course of Company’s business (which the parties acknowledge and agree includes the acquisition from time to time of tax preparation businesses and other businesses related to the business of Company) to the extent that only Class A Common Stock is issued and the aggregate number of any shares of Company’s Class A Common Stock so issued in the ordinary cause of business does not exceed 1,000,000 shares (provided that such limit will be subject to adjustment on the same basis as the Shares are subject to adjustment pursuant to Section 5(d) of the Certificate of Designations), or (B) the sale prior to November 1, 1999 of up to 160,000 shares of preferred stock (of a different series than the Preferred Stock) at at least the same price and on other terms and conditions substantially similar to those provided for by this Agreement.

(iv)                         Provide total compensation to any employee in excess of $150,000, or grant incentive stock awards, except as approved by Company’s Compensation Committee.

(v)                            Issue any equity interests, securities or options to acquire securities of Company, other than the grant of stock options to directors and employees, as approved by Company’s Compensation Committee, other than (A) in transactions in the ordinary course of Company’s business (which the parties acknowledge and agree includes the acquisition from time to time of tax preparation businesses and other businesses related to the business of Company), to the extent that only Class A Common Stock is issued and the aggregate number of shares of Company’s Class A Common Stock so issued in the ordinary cause of business does not exceed 1,000,000 shares (provided that such limit will be subject to adjustment on the same basis as the Shares are subject to adjustment pursuant to Section 5(d) of the Certificate of Designations), or (B) the sale of up to 160,000 shares of preferred stock (of a different series than the Preferred Stock) on terms and conditions substantially similar to those provided for by this Agreement.

(vi)                         Redeem any shares, make any dividends or distributions, grant any registration rights, or register any of its securities, unless Investor is included on a pro rata basis.

(vii)                      Engage in any related party transaction except on an arm’s-length basis on terms and conditions substantially similar to those that would have been available to parties that were not related parties. It is specifically contemplated that Company may in the future sell franchises to related parties on this basis.

3.                                            Representations and Warranties of Company. Company hereby makes the representations and warranties set forth in Exhibit C.

4.                                            Representations and Warranties of Investor. Investor hereby represents and warrants to Company that the statements contained in this Section 4 are correct and complete as of the Closing.

(a)                                  Organization of Investor. Investor is a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties, to carry on its business as presently conducted and as proposed to be conducted.

(b)                                 Authorization. Investor has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Investor, enforceable in accordance with its terms and conditions. Investor need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(c)                                  Noncontravention. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) violate any constitution, statute, regulation, rule, injunction, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Investor is subject or any provision of its partnership agreement or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Investor is a party or by which it is bound or to which any of its assets is subject.

(d)                                 Brokers Fees. Investor has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e)                                  Investment Representations. Investor is not acquiring the Shares with a view to or for sale in connection with any distribution thereof within the meaning of any federal or state securities law or regulation.

5.                                            Conditions Precedent to Closing. The obligation of Investor to purchase the Shares at the Closing is subject to the condition precedent that Company shall have filed the Certificate of Designations creating the Class A Convertible Preferred Stock as provided in Exhibit A, and shall have delivered to Investor reasonable evidence thereof.

6.                                            Fees. Each party will pay all of its respective costs and other expenses incurred in connection with its performance of the transactions herein provided.

7.                                            Survival of Representations and Warranties. All representations and warranties hereunder shall survive the Closing for a period of two years unless otherwise expressly stated to continue for a longer or shorter period, except for any representations or warranties concerning taxes or third party claims which shall survive until the expiration of the applicable statute of limitations for such taxes or third party claims.

8.                                       Shareholder Agreements. To induce Investor to enter into this Agreement,

(a)                                       Company and John T. Hewitt (“CEO”) agree that notwithstanding any provision to the contrary of Company’s Certificate of Incorporation, as amended, if CEO’s total Company equity ownership falls below 10% while Investor continues to hold at least 40,000 Shares that have not been converted into Class A Common Stock, CEO’s Class B Common Stock shall be deemed to have been automatically converted into Class A Common Stock.

(b)                                      CEO, and Scott Lake Holdings Ltd. each agree that he/it will not sell or register for sale any of his/its Company securities, except for sales by each aggregating no more than 10,000 shares of Common Stock, and bona fide gifts and estate planning transfers in any calendar year, unless Investor is given the opportunity to participate in such sale or registration on a pro rata basis.

9.                                       Miscellaneous.

(a)                                       Notices. All notices shall be contained in a written instrument delivered in person or sent by first class registered or certified mail, return receipt requested, postage prepaid, or by reputable overnight carrier addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addressor:

(i)	If to Company, to:	(ii)	If to Investor, to:

	JTH Tax, Inc.		Edison Venture Fund IV, L.P.
	Potters Road		1009 Lenox Drive #4
	Virginia Beach, VA 23452		Lawrenceville, NJ 08648
	Attn: John T. Hewitt		Attn: John H. Martinson

	With copies to:		With copies to:

	James J. Wheaton, Esquire		Alan I. Goldberg, Esquire
	Willcox & Savage, P.C.		2828 Charter Road, Suite 101
	1800 NationsBank Center		Philadelphia, PA 19154
Norfolk, VA 23510

(b)                                      Entire Agreement. This Agreement, the attached Schedules and Exhibits and the other documents referred to or delivered pursuant hereto contain the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangement or understanding with respect thereto. The terms and provisions of this Agreement may not be modified or amended, or any of the provisions hereof waived, temporarily or permanently, except pursuant to the written consent of the parties. No failure or delay in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.

(c)                                       Interpretation. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice-versa.

(d)                                      Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Virginia and the parties consent to the exclusive jurisdiction of the federal and state courts located in Virginia. In such proceeding, the prevailing party shall be entitled to recover from the non-prevailing party all of its proceedings costs, including without limitation, court costs, attorney fees and out-of-pocket expenses incidental to such proceedings. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. This Agreement shall bind and inure to the benefit of the parties and their respective heirs, personal representatives, successors and assigns.

(e)                                       Further Assurances. Each party agrees that at any time and from time to time after the Closing, such party will upon request, do, execute, acknowledge and deliver all such further acts, documents and assurances as may be reasonably required to complete the transactions herein provided.

JTH TAX INC.

Attest:	/s/ Donna Halligan	By:	/s/ John T. Hewitt
			Name:	John T. Hewitt
			Title:	President

EDISON VENTURE FUND IV, L.P.

		By:	EDISON PARTNERS IV, L.P., Its General Partner

Attest:			By:
Name:
Title:

The undersigned intending to be legally bound hereby and in consideration of Company and Investor entering into this Agreement, agrees to the provisions of Paragraph 8.

Witness:	/s/ Donna Halligan	/s/ John T. Hewitt
John T. Hewitt

Scott Lake Holdings Ltd.

By:	/s/ J. Gary Ibbotson
	Name:	J. Gary Ibbotson
	Title:	President

Attest:

EXHIBIT A

Corrected
Certificate of Designations
of Class A Convertible Preferred Stock

The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors (the “Board of Directors”) of JTH Tax, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), by action of the Board of Directors effective April 20, 1999, in accordance with the provisions of Section 103 thereof, and pursuant to Section 151 thereof; and that Section 4(b) hereof as original filed was inaccurate and as set forth herein is correct:

“RESOLVED that pursuant to the authority expressly granted to and vested in this Board of Directors by the General Corporation Law of the State of Delaware, the Board of Directors hereby authorizes the creation of a series of Class A Convertible Preferred Stock, $1.00 par value per share, of the Corporation upon the terms and conditions set forth herein and hereby fixes the designation and number of shares thereof and fixes the other powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof (in addition to those set forth in the Certificate which may be applicable to the Class A Convertible Preferred Stock) as follows:

1.                                            Designation and Amount; Fractional Shares. There shall be a series of preferred stock of the Company designated as “Class A Convertible Preferred Stock” and the number of shares constituting such series shall be 160,000. Such series is referred to herein as the “Preferred.” The Preferred is issuable solely in whole shares.

2.                                            Dividends. The holder of each share of Preferred shall be entitled to receive, when and as declared by the Board of Directors of the Corporation for the Common Stock, out of funds legally available for that purpose, dividends in cash, stock or otherwise, in connection with which each share of Preferred shall be treated as if it has been converted into shares of Common Stock as provided in Section 5 hereof.

3.                                            Rights Upon Liquidation, Dissolution or Winding Up.

(a)                                  In the event of: (i) any voluntary or involuntary liquidation, dissolution, liquidation or winding up of the Corporation; (ii) any voluntary or involuntary bankruptcy properly commenced by or against the Corporation, which if involuntary is not dismissed or stayed within 90 days after such commencement; (iii) any business combination of the Corporation; or (iv) any foreclosure by creditors of the Corporation on substantially all assets of, or equity interests in, the Corporation, which foreclosure is not dismissed or stayed within 90

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days after such foreclosure, any assets of the Corporation available for distribution to its stockholders shall be distributed in the following order of priority:

(i)                                     The holders of Preferred shall be entitled to receive for each share of Preferred, prior and in preference to any distribution to the holders of all other equity securities of the Corporation, an amount equal to the Original Issuance Price (as defined in Section 6) per share for each share of Preferred then outstanding, plus an amount equal to the Original Issuance Price multiplied by 10% per annum from the Original Issuance Date, compounded annually, until the date of such distribution.

(ii)                                  If the assets and funds of the Corporation available for distribution to the holders of Preferred shall be insufficient to permit the payment of the full preferential amounts set forth in this Article, then all of the assets of the Corporation available for distribution to the Preferred shall be distributed to the holders of Preferred pro rata so that each share receives the same percentage of its respective liquidation value.

(b)                                 A consolidation or merger of the Corporation with or into any other corporation or corporations in a transaction in which the shareholders of the Corporation receive cash, securities or other consideration in exchange for the shares of capital stock of the Corporation then held by them, or a similar business combination in which event the Corporation is not the surviving entity, any sale of 50% or more of the shares of the Corporation (other than in connection with an offering by the Corporation of newly issued securities), or any sale of all or substantially all of the assets of the Corporation shall, at the option of the holders representing at least 75% of the Preferred then outstanding exercised in writing within ten (10) business days after the Corporation shall have given notice of its intention to enter into any of the foregoing transactions, be deemed to be a liquidation, dissolution or winding up of the Corporation for the purposes of Section 3(a) above, and any assets of the Corporation available for distribution (and, in the case of certain reorganizations, mergers or consolidations subject to this Section, the securities received by the Corporation or its stockholders in such reorganization, merger or consolidation), shall be distributed pursuant to the order of preference set forth in Section 3(a) above, subject however to the right of the holders of the Preferred to convert the Preferred into Class A Common Stock as provided in Section 5.

4.                                            Voting.

(a)                                  In addition to the rights specified in the Certificate of Incorporation, any other rights provided in any agreement between the Corporation and holders of Preferred, or in the Corporation’s Bylaws or by law, holders of Preferred shall be entitled to receive notice of all meetings of shareholders and shall vote as one class with the holders of Common Stock (except as provided in Paragraph 4(b) below), based upon the number of shares of Common Stock into which such shares of Preferred may be converted as provided in Section 5 hereof.

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(b)                                 The holders of the Preferred, voting as a separate class, shall be entitled to elect, re-elect, remove and replace from time to time two directors of the Corporation. Such directors shall be designated as provided in the Purchase Agreement (as defined in Section 6), and this right of the holders of the Preferred shall expire as provided in the Purchase Agreement.

5.                                            Conversion.

(a)                                  The holder of any shares of Preferred shall have the right, at such holder’s option, at any time or from time to time to convert any of such shares of Preferred into shares of Class A Common Stock (in this Paragraph hereafter referred to as “Common Stock”) at the rate of one share of Common Stock for each share of Preferred (the “Conversion Rate”). A holder of Preferred may elect to convert by surrender of the certificates representing the shares of Preferred so to be converted in the manner provided in subsection (c) hereof. The Conversion Rate shall be subject to adjustment as set forth in subsection (d) hereof.

(b)                                 Upon the occurrence of an Event of Conversion (as defined in Section 6 hereof), all shares of Preferred then outstanding shall, by virtue of, and simultaneously with, the occurrence of the Event of Conversion and without any action on the part of the holder thereof, be deemed automatically converted into shares of Common Stock at the Conversion Rate as last adjusted and then in effect for the shares of Preferred being converted.

(c)                                  The holder of any shares of Preferred may exercise the conversion right pursuant to subsection (a) hereof as to any part thereof by delivering to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Preferred or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), accompanied by written notice stating that the holder elects to convert such shares.

(d)                                 The Conversion Rate shall be subject to adjustment from time to time as follows:

(i)                                If at any time after the Original Issuance Date the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or stock split of shares of Common Stock, then following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or stock split, the Conversion Rate shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Preferred shall be increased in proportion to such increase in outstanding shares.

(ii)                             If at any time after the Original Issuance Date the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the Conversion Rate shall be appropriately decreased so that the number of shares of Common Stock issuable on

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conversion of each share of Preferred shall be decreased in proportion to such decrease in outstanding shares.

(iii)                          If, at any time after the Original Issuance Date, there is any capital reorganization, or any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any change in the Common Stock) or of the sale or other disposition of all or substantially all the properties and assets of the Corporation as an entirety to any other person, each share of Preferred shall after such reorganization, reclassification, consolidation, merger, sale or other disposition be (unless, in the case of a consolidation, merger, sale or other disposition, payment shall have been made to the holders of all shares of Preferred of the full amount to which they shall have been entitled pursuant to Section 3 hereto) convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or other disposition) upon conversion of such share would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or other disposition. The provisions of this subsection shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

(iv)                         In the event of the occurrence of any event or transaction after the Original Issuance Date not contemplated by this subsection (d) that would require an adjustment to the Conversion Rate to remain consistent with the intent and purpose of this subsection (d), then the Board of Directors of the Corporation shall make such adjustment to the Conversion Rate as they shall deem reasonable and consistent with the intentions and purposes of this subsection (d) and general principles of equity.

(e)                                  Whenever the Conversion Rate shall be adjusted as provided in subsection (d), the Corporation shall forthwith file, at the office of the transfer agent for the Preferred or at such other place as may be designated by the Corporation, a statement, approved by its Board of Directors, showing in detail the facts requiring such adjustment and the Conversion Rate that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent by first class certified mail, return receipt requested and postage prepaid, to each holder of shares of Preferred at its address appearing on the Corporation’s records. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of subsection (f).

(f)                                    In the event the Corporation shall propose to take any action of the types described in clauses (i), (ii), (iii) or (iv) of subsection (d), the Corporation shall use reasonable

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efforts to give 30 days prior notice to each holder of shares of Preferred, in the manner set forth in subsection (e), which notice shall specify the record date, if any, with respect to any such action, the date on which such action is to take place and such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action.

(g)                                 The Corporation shall reserve, and at all times from and after the Original Issuance Date keep reserved, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Preferred, sufficient shares to provide for the conversion of all outstanding shares of Preferred.

(h)                                 All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable.

(i)                                     If at any time after the Original Issuance Date stock of any class of the Corporation other than Common Stock is delivered as a stock dividend on outstanding Common Stock, then in addition to any shares receivable upon conversion of Preferred, the holder shall upon such conversion be entitled to receive the same number of the shares of dividend stock plus any shares, securities or property issued upon any subsequent exchange, replacement, subdivision, or combination thereof, to which the holder would have been entitled had the Preferred been converted immediately prior to such stock dividend.

6.                                            Definitions.

(a)                                  The term “Event of Conversion” shall mean the consummation of a public offering of shares of Common Stock of the Corporation pursuant to the Securities Act of 1933, as amended, generating net proceeds to the Corporation of at least $15 million and reflecting a per share price of at least $37.50 per share of Common Stock as constituted on the Original Issuance Date.

(b)                                 The term “Original Issuance Date” shall mean the date of original issuance by the Corporation of each share of Preferred.

(c)                                  The term “Original Issuance Price” shall mean $12.50.

(d)                                 The term “Purchase Agreement” shall mean a certain Preferred Stock Purchase Agreement between the Corporation and an investor dated as of April 27, 1999.

7.                                            Purchase Rights. If at any time the Corporation grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of Common Stock (the “Purchase Rights”), then each holder of Preferred will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of

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Common Stock acquirable upon conversion of such holder’s Preferred immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights; or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issuance or sale of such Purchase Rights.

8.                                            Amendments. No additional Preferred may be authorized, nor any provision of these terms of the Preferred may be amended, modified or waived without the written consent or affirmative vote of the holders of at least 66% of the then outstanding shares of Preferred, voting together as one class.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be made under the seal of the Corporation and signed by John T. Hewitt, its President and Chief Executive Officer, and attested by Donna Halligan, its Secretary, as of the 29th day of April, 1999.

JTH TAX, INC.

By:
John T. Hewitt, President and
Chief Executive Officer

Attest:

Donna Halligan, Secretary

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EXHIBIT B

Registration Rights

For the purposes of this Exhibit, the following terms shall have the following meanings. All capitalized terms used in this Exhibit and not otherwise defined in this Exhibit shall have the meanings given them in the Preferred Stock Purchase Agreement.

“1933 Act” shall mean the Securities Act of 1933, as amended prior to or after the date of this Agreement, or any federal statute or statutes which shall be enacted to take the place of such act, together with all rules and regulations promulgated thereunder.

“Common Stock” shall mean the common stock of Company.

“Employee Benefit Plan”. shall mean an employee stock option, bonus or other compensation or employee benefit plan.

“Exempt Registration” shall mean the Registration of Common Stock to be offered and sold by Company pursuant to (a) an Employee Benefit Plan, (b) a dividend or interest reinvestment plan, (c) other similar plans, (d) reclassifications of securities, mergers, consolidations or acquisitions of assets, or (e) an IPO.

“Holders” shall mean Investor and any donee, executor, administrator, personal representative, testate or intestate successor or other lawful assignee of Investor, that from time to time owns Registrable Securities.

“IPO” shall mean an initial Public Offering of Common Stock by Company pursuant to a Registration.

“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization, association, or other entity, or a government or any agency, authority or political subdivision thereof.

“Piggyback Notice” shall have the meaning given in Section 2(a).

“Piggyback Shares” shall have the meaning given in Section 2(a).

“Prospectus” shall mean any prospectus that is a part of a Registration Statement, together with all amendments or supplements thereto.

“Public Offering” shall mean any public offering of Common Stock by means of a Registration Statement that has become effective, including an IPO.

“Registrable Securities” shall mean at any time, the then outstanding Shares owned by the Holders.

“Registration” shall mean (a) a registration effected by preparing and filing a Registration Statement, and the declaration or ordering of the effectiveness of such Registration Statement, and (b) any contemporaneous registration or qualification of Registrable Securities under any state securities or blue sky laws.

“Registration Statement” shall mean any registration statement filed with the SEC in accordance with the 1933 Act, together with all amendments or supplements thereto.

“SEC” shall mean the United States Securities and Exchange Commission or any successor to the functions of such agency.

“Shares” shall mean shares of Common Stock issuable by Company upon the conversion of Class A Convertible Preferred Stock of Company.

1.                                            Demand Registration.

(a)                                  At any time after six (6) months following the closing of the IPO, the Holders of at least two-thirds of the Registrable Securities may request in writing that the Company effect a Registration of all or part of the Registrable Securities held by them.

(b)                                 Within twenty-one (21) days after receipt of any such request, the Company shall give written notice of such request to the other Holders and shall include in such Registration all Registrable Securities held by all such Holders who wish to participate in such demand Registration and provide the Company with written requests for inclusion therein within fourteen (14) days after the receipt of the Company’s notice. Thereupon, the Company shall effect the Registration of all Registrable Securities as to which it has received requests for Registration.

(c)                                  Notwithstanding the foregoing, if the Company shall furnish to the Holders requesting a registration statement pursuant to this Section 1 a certificate signed by the Chairman of the Board of Directors of the Company stating that in the good faith judgment of the Board of Directors, it would be seriously detrimental to the Company and its shareholders for such Registration to be effected and it is therefore essential to defer such Registration, the Company shall have the right to defer the filing of a Registration Statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holders.

(d)                                 The Company shall not be required to effect more than two (2) Registrations under this Section 1; however, the Company may be required to effect up to six (6) S-3 Registrations (not more than one within every six month period), or the equivalent, if the Company is then eligible to use that form.

(e)                                  If at least two-thirds (2/3) of the Holders of the Registrable Securities determine for any reason not to proceed with such Registration at any time before a Registration Statement has been declared effective by the SEC, then such Holders shall promptly give written notice to Company of their decision, and such Registration Statement, if theretofore filed with the SEC, shall be withdrawn with respect to the Registrable Securities covered thereby.

2.                                            Incidental Registration.

(a)                                  If Company proposes to or is required to register the Common Stock under the 1933 Act, other than in an Exempt Registration, on a registration form that permits inclusion of the Registrable Securities, Company will each such time give written notice (a “Piggyback Notice”) to all Holders of Registrable Securities. The Piggyback Notice shall describe in detail the proposed Registration and distribution. Upon the written request of any such Holder given within twenty (20) days after the date of the Piggyback Notice, Company will use its reasonable best efforts to cause all Registrable Securities that such Holders have requested be registered (“Piggyback Shares”) to be registered under the 1933 Act and any applicable state securities or blue sky laws. No registrations of Registrable Securities under this Section 2 shall relieve Company of its obligation to effect a Registration under Section 1.

(b)                                 Company shall have the right to select the investment banker or bankers who shall serve as the manager and/or co-managers for all Registrations of offerings of Common Stock under this Section 2.

(c)                                  Nothing in this Section 2 shall be deemed to require Company to proceed with any Registration of Common Stock after giving a Piggyback Notice.

3.                                            Registration Procedures. Whenever Company is required by the provisions of this Agreement to use its best efforts to effect the Registration of any Registrable Securities under the 1933 Act, Company will:

(a)                                  prepare and file with the SEC a Registration Statement under the 1933 Act with respect to the Registrable Securities required to be registered, and use its best efforts to cause such Registration Statement to become effective, provided that before filing a Registration Statement or Prospectus or any amendments or supplements thereto, Company will furnish to the Holders and their counsel copies of all such documents proposed to be filed and give such Holders and their counsel an opportunity to review and comment upon such documents;

(b)                                 prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the 1933 Act with respect to the sale or other disposition of all Registrable Securities included in such Registration Statement; provided, however, that Company shall have no obligation to file any amendment or supplement following the expiration of the period that ends nine (9) months after the effective date of such Registration Statement;

(c)                                  furnish to each Holder such number of copies of such Registration Statement, each amendment and supplement thereto, the Prospectus included in the Registration Statement (including each preliminary Prospectus), and such other documents, as such Holder may reasonably request in order to enable such Holder to consummate the public sale or other disposition of the Registrable Securities owned by such Holder included in such Registration Statement;

(d)                                 use its best efforts to register or qualify all of the Registrable Securities under such other securities or blue sky laws of such jurisdictions as each Holder shall reasonably request, and do any and all other acts and things that may be necessary under such securities or blue sky laws to enable such Holder to consummate the public sale or other disposition in such jurisdiction of the Registrable Securities owned by such Holder; provided, however, that Company shall not be required to (i) qualify to do business as a foreign corporation in any jurisdiction wherein it would not otherwise be required to qualify but for this subparagraph, (ii) subject itself to taxation in any such jurisdiction, (iii) consent to general service of process in any such jurisdiction (provided that Company shall, if required by any such jurisdiction, consent to service of process with respect to matters arising out of the offering of Registrable Securities then being made) or (iv) qualify as a dealer in securities in any such jurisdiction;

(e)                                  notify each Holder at any time when a Prospectus relating to the Registrable Securities owned by such Holder is required to be delivered under the 1933 Act, of the happening of any event known to Company as a result of which the Prospectus included in such Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and at the request of any such Holder and subject to subsection (b) above, prepare a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of the Registrable Securities, such Prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(f)                                    cause all the Registrable Securities to be listed on each securities exchange or national market or quotation system on which the Common Stock is then listed, if any;

(g)                                 provide a transfer agent and registrar for the Registrable Securities not later than the effective date of such Registration Statement;

(h)                                 enter into such customary agreements (including an underwriting agreement in customary form) and take all such other actions as the Holders of at least a majority of the Registrable Securities or underwriters, if any, reasonably request in order to expedite or facilitate the disposition of the Registrable Securities;

(i)                                     make available for inspection by any Holder, any underwriter participating in any disposition pursuant to such Registration Statement, and any attorney, accountant or other agent retained by any such Holder of at least 5% of the Registrable Securities, all financial and other records, pertinent corporate documents and properties of Company, and cause Company’s officers, directors and employees to supply all information reasonably requested by any such Holder, underwriter, attorney, accountant or agent and reasonably necessary for the purposes of such Registration Statement;

(j)                                     as of (i) the effective date of the Registration Statement and (ii) the date the Registrable Securities are delivered to the underwriters, if any, for sale pursuant to such Registration Statement, obtain a cold comfort letter from Company’s independent public accountants in customary form and covering such matters of the type customarily covered by cold comfort letters as the Holders of at least a majority of the Registrable Securities reasonably request; and

(k)                                  furnish, at the request of any Holder of Registrable Securities requested to be registered on the date the Registrable Securities are delivered to the underwriters for sale pursuant to the Registration Statement or, if the Registrable Securities are not being sold through underwriters, on the date the Registration Statement with respect to the Registrable Securities becomes effective, an opinion, dated such date, of counsel representing Company for the purposes of such Registration, addressed to the underwriters, if any, and to the Holder making such request, covering such legal matters with respect to the Registration in respect of which such opinion is being given as the Holders of such securities may reasonably request and are customarily included in such opinions.

4.                                            Expenses. To the fullest extent allowable under applicable state securities and blue sky laws, all expenses incurred in effecting the first Registration provided for in Section 1, and in effecting all of the Registrations provided for in Section 2, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for Company and one counsel for the Holders, underwriting expenses other than discounts or commissions with respect to the Registrable Securities, expenses of any audits incident to or required by any such Registration and expenses of complying with the securities or blue sky laws of any jurisdictions pursuant to Section 3(d) shall be borne and paid by Company. The Holders will bear the expenses of any Registrations provided for in Section 1 subsequent to the first such Registration.

5.                                            Indemnification.

(a)                                  In the event of any Registration of the Registrable Securities under the 1933 Act pursuant to this Agreement, Company, to the extent permitted by law, shall indemnify and hold harmless each Holder, each underwriter (as defined in the 1933 Act), each other Person who participates in the offering of such Registrable Securities, and each other Person, if any, who controls (within the meaning of the 1933 Act) each such Holder, underwriter or participating Person, against any losses, claims, damages or liabilities, joint or several, to which each such Person may become subject under the 1933 Act or any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement, or alleged untrue statement, of any material fact contained, on the effective date thereof, in any Registration Statement under which the Registrable Securities were registered under the 1933 Act, any preliminary Prospectus or final Prospectus contained therein, or any summary Prospectus issued in connection with any Registrable Securities being registered, or any amendment or supplement thereto, or (ii) any omission or alleged omission to state in any such document a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse each such Holder, or any such underwriter, participating Person or controlling Person for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, damage, liability or action; provided, however, that Company shall not be liable to any Holder, or any such underwriter, participating Person, or controlling Person in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission (x) that was made in such Registration Statement, preliminary Prospectus, summary Prospectus, Prospectus, or amendment or supplement thereto in reliance upon and in conformity with information furnished in writing to Company by such Person specifically for use therein, or (y) that was corrected in an amendment or supplement to the Registration Statement or any preliminary Prospectus, summary Prospectus or Prospectus that Company made available to the Holders prior to the date of the transaction giving rise to a claim of liability and that the Holder seeking indemnification failed to deliver to the person asserting the claim prior to the consummation of the transaction, and shall reimburse such Person for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage or liability.

(b)                                 Each Holder shall indemnify and hold harmless each other Holder, Company, their directors and officers, each underwriter (as defined in the 1933 Act), and each other Person, if any, who controls (within the meaning of the 1933 Act) each such Holder, Company, or any underwriter, against any losses, claims, damages or liabilities, joint or several, to which any such other Holder, Company, any such director or officer, any such underwriter, or any such Person may become subject under the 1933 Act or any other statute or at common law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any Registration Statement under which Registrable Securities were registered under the 1933 Act at the request of the Holders, any preliminary Prospectus or final Prospectus contained therein, or any summary Prospectus issued in connection with the Registrable Securities, or any amendment or supplement thereto, or (ii) any omission or alleged omission to state in any such document a material fact required to be stated therein or necessary to make the statements therein not misleading, in either case to the extent, and only to the extent, that such untrue statement or omission (x) was made in such Registration Statement, preliminary Prospectus, final Prospectus, summary Prospectus, amendment or supplement in reliance upon and in conformity with information furnished in writing by such Holder specifically for use therein, or (y) such untrue statement or omission was corrected in an amendment or supplement to the Registration Statement or any preliminary Prospectus, summary Prospectus or Prospectus that Company made available to the Holders prior to the date of the transaction giving rise to a claim of liability and that the Holder selling Registrable Securities in such transaction failed to deliver to the person asserting the claim prior to the consummation of the transaction, and shall reimburse such Person for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage or liability.

(c)                                  Indemnification similar to that specified in subsections (a) and (b) of this Section 5 (with such modifications as shall be appropriate) shall be given by Company or the

Holder, as the case may be, under any federal or state securities or blue sky law or regulation other than the 1933 Act.

(d)                                 Any Person that proposes to assert the right to be indemnified under subsections (a), (b) or (c) of this Section 5 shall, promptly after receipt of notice of commencement of any action, suit or proceeding against such Person in respect of which a claim is to be made against an indemnifying Person under such subsections (a), (b) or (c), notify each such indemnifying Person of the commencement of such action, suit or proceeding, enclosing a copy of all papers served. The indemnifying Person shall have the right to investigate and defend any such loss, claim, damage, liability or action and to employ separate counsel in any such action and to control the defense thereof. The Person seeking indemnification shall have the right to employ separate counsel in any such action and to control the defense thereof, but the fees and expenses of such counsel shall not be at the expense of the Person against whom indemnification is sought; provided, however, that notwithstanding the foregoing, in any case when indemnification is sought from a Person and (i) the Person seeking indemnification has been advised by counsel that representation of such Person and the indemnifying Person by the same counsel would be inappropriate under applicable standards of professional conduct, or (ii) the indemnifying Person has not proceeded in a timely manner to effect such defense, then the reasonable fees and expenses of counsel for such Person shall be paid by the Indemnifying Person and the Person seeking indemnification shall have the right to control the defense of such action, suit or proceeding. In no event shall a Person against whom indemnification is sought be obligated to indemnify any Person for any settlement of any claim or action effected without the indemnifying Person’s consent. No indemnifying Person will consent to the entry of any judgment or enter into any settlement (without the consent of the indemnified Person) that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified Person of a release from all liability in respect of the applicable claim or litigation.

(e)                                  The indemnification provided for under this Section 5 will remain in full force and effect regardless of any investigation made by or on behalf of the Person seeking indemnification or any officer, director or controlling Person of such Person seeking indemnification and will survive the transfer of Registrable Securities.

(f)                                    If the indemnification provided for in this Section 5 is unavailable or insufficient to hold harmless an indemnified Person in respect of any losses, claims, damages or liabilities in respect thereof referred to herein, then each indemnifying Person shall, in lieu of indemnifying such indemnified Person, contribute to the amount paid or payable by such indemnified Person as a result of such losses, claims, damages or liabilities, in such proportion as is appropriate to reflect the relative fault of Company, on the one hand, and the Holders, on the other, in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations, including the failure to give the notice required hereunder. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact relates to information supplied by Company, on the one hand, or the Holders, on the other hand, and the Persons’ relevant intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Company and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 5 were determined by pro rata allocation or by any other method of allocation that did not take account of the equitable considerations referred to above. The amount paid or payable by an indemnified Person as a result of the losses, claims, damages or liabilities in respect thereof referred to above shall be deemed to include any legal or other expenses reasonably incurred by such indemnified Person in connection with investigation or defending any such action or claim. Notwithstanding the contribution provisions of this Section 5, in no event shall the amount contributed by any Holder of Registrable Securities exceed the aggregate gross offering proceeds received by such Holder from the sale of Registrable Securities to which such contribution claim relates. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

6.                                            Participation in Underwritten Registration. No Holder may participate in any underwritten Registration hereunder unless (i) such Holder agrees to sell such Holder’s Registrable Securities on the basis provided in any underwriting arrangements approved by Company, if pursuant to Section 2, (ii) such Holder completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements, and (iii) the Holders of a majority of the Registrable Securities shall have designated a single agent to act for them in connection with the Registration.

7.                                            Marketing Restrictions. If:

(a)                                  any Registrable Securities are to be registered pursuant to Section 1 or Section 2 hereof, and

(b)                                 the offering proposed to be made is to be an underwritten Public Offering, and

(c)                                  the manager or co-managers of such Public Offering furnish a written opinion that the total amount of Registrable Securities to be included in such offering would exceed the maximum amount of securities of Company (as specified in such opinion) that can be marketed at a price reasonably related to the then current market value of such Registrable Securities and without materially and adversely affecting such offering, then the relative rights to participate in such offering of Company and the Holders of Registrable Securities having the right to include such Registrable Securities in such Registration shall be in the following order of priority:

First: If such Registration shall have been initiated by Company, Company shall be entitled to include the Common Stock in such Registration; and then

Second: The Holders of Registrable Securities having the right to include such Registrable Securities in such Registration shall be entitled to participate pro rata among themselves in accordance with the number of shares of Registrable Securities that each such Holder shall have requested be registered;

and no Registrable Securities (issued or unissued) other than those registered and included in the underwritten offering shall be offered for sale or other disposition by any Holder in a transaction that would require registration under the 1933 Act until the expiration of one hundred eighty (180) days after the effective date of the Registration Statement in which Registrable Securities were included pursuant to Section 3 hereof, or such earlier time consented to by the manager or co-managers, provided that this restriction is applied uniformly to similarly sized shareholders other than the Holders. Notwithstanding the foregoing, if any Holder of Registrable Securities is not permitted to include in a Registration all of the Registrable Securities that such Holder shall have requested be registered, then any reduction in the number of securities to be registered shall be applied uniformly to similarly sized shareholders other than the Holders.

8.                                            Assignability of Registration Rights. The registration rights set forth in this Agreement shall accrue to each subsequent Holder of Registrable Securities that consents in writing to be bound by the terms and conditions of this Agreement.

EXHIBIT C

Company’s Representations and Warranties

For the purpose of this Exhibit C, the term “Company” shall be deemed, as appropriate, to refer both to JTH Tax, Inc. and its wholly-owned subsidiary JKS Holding Corp.

3.1                                 Organization. Company is a corporation duly organized and validly existing under the laws of Delaware and has all requisite corporate power and authority to own, lease and operate its properties, and to carry on its business. To the best of Company’s knowledge, Company is qualified and in good standing in all such other jurisdictions, if any, in which the conduct of its business or its ownership, leasing or operation of property requires such qualification and the failure so to qualify would have a material adverse effect on the business, properties, assets, prospects or conditions (financial or otherwise) of Company. Company has provided Investor with true, correct and complete copies of its Certificate of Incorporation and its Bylaws, (the “Certificate of Incorporation” and the “Bylaws”, respectively).

3.2                                 Capitalization.  The authorized capital stock of Company consists of 2,220,000 shares of Common Stock, $1.00 par value and 320,000 shares of Preferred Stock, $1.00 par value, of which 650,736 shares of Class A Common Stock and 90,000 shares of Class B Common Stock have been validly issued and are outstanding, fully paid and nonassessable, with no personal liability attaching to the ownership thereof. No shares of Preferred Stock have been issued. There are no preemptive or similar rights to purchase, nor any outstanding warrants, options, agreements, convertible securities or other commitments pursuant to which Company is or may become obligated to issue any shares of capital stock or other securities of Company. Except as provided in Section 3.17, there is no agreement, restriction or encumbrance (such as a right of first refusal, right of first offer, proxy, voting agreement, etc.) with respect to the sale or voting of any shares of capital stock of Company. To the best of Company’s knowledge, Company has not violated applicable securities or corporate laws in connection with the issuance of any securities of Company prior to the Closing.

3.3                                 Encumbrances. Company owns all of its property and assets, real, personal or mixed, tangible or intangible, subject to no mortgages, liens, security interests, pledges, charges or other encumbrances of any kind except as set forth in the Financial Statements (as defined in Section 3.15). Company owns or has a valid leasehold interest in, or valid license for, all assets necessary for the conduct of its business as presently conducted or as proposed to be conducted.

3.4                                 Burdensome Restrictions. Company is not obligated under any contract or agreement or subject to any charter or other corporate restriction which individually or in the aggregate presently has a material adverse effect on, or in the future may reasonably be expected to have a material adverse effect on its business, properties, assets, prospects or condition (financial or otherwise).

3.5                                 Intellectual Property.  Company owns and possesses all intellectual property rights necessary or required for the conduct of its business. To the best of Company’s knowledge, no product or service manufactured, marketed or sold by Company infringes any intellectual property rights or assumed name of another. To the best of Company’s knowledge, all inventions, discoveries and developments of employees, consultants and agents of Company which are used in Company’s business are owned by Company. To the best of Company’s knowledge, Company has secured and maintained full protection and exclusive ownership for all of its proprietary rights the absence of which would have a material adverse effect on the business, properties, assets, prospects or conditions (financial or otherwise) of Company, both within the United States and in foreign countries where its products and services are offered. Company has not granted or transferred any rights in its intellectual property rights to any third party, and is not aware of any infringement, misappropriation or misuse of its intellectual property rights by any third party. To the best of Company’s knowledge, all rights to the names used by Company are owned exclusively by Company.

3.6                                 Litigation. There is no action, suit, customer claim, proceeding or investigation nor any judgment, decree, injunction or order at law or in equity or by or before any court, arbitrator, governmental instrumentality or other agency now existing, pending or threatened against or affecting Company individually involving an amount in dispute greater than $50,000 or which in the aggregate, if determined adversely to Company, would have a material adverse effect on the business, properties, assets, prospects or conditions (financial or otherwise) of Company, nor, to the best of Company’s knowledge, does there exist any basis for any of the foregoing. No professional liability claims are existing, pending or, to the best of Company’s knowledge, threatened against or affecting Company.

3.7                                 No Defaults. Company is not in default (a) under its Certificate of Incorporation or Bylaws, or to the best of Company’s knowledge, any indenture, mortgage, lease, purchase or sales order, or any other contract, agreement or instrument to which Company is a party or by which it or any of its property is bound or affected, or (b) with respect to any order, writ, injunction or decree of any court or any Federal, state, municipal or other domestic or foreign governmental department, commission, board, bureau, agency or instrumentality. To the best of Company’s knowledge, there exists no condition, event or act which constitutes, or which after notice, lapse of time or both, would constitute, a default under any of the foregoing.

3.8                                 Employment of Officers, Employees and Consultants. To the best of Company’s knowledge, no third party may assert any valid claim against Company or any of the Designated Persons (as hereinafter defined) with respect to (a) the continued employment by, or association with, Company, of any of Company’s present officers, employee, consultants, sales agents or representatives (collectively, the “Designated Persons”) or (b) the use, in connection with any business presently conducted or proposed to be conducted by Company, by any of the Designated Persons of any information which Company or any of the Designated Persons would be prohibited from using under any prior agreements or arrangements or any legal considerations applicable to unfair competition, trade secrets or proprietary information.

3.9                                 Taxes. Company has filed all required federal, state, local and foreign estimated and actual tax returns and paid all taxes due thereunder including all interest and penalties. Each of such returns was prepared in conformity in all material respects with accurate books and records of Company. Company has paid all estimated and actual taxes pursuant to any assessments received by it or which it is obligated to withhold from amounts owing to any employee, creditor or third party. Any disputed taxes have been adequately reserved for on the Balance Sheet (as defined in Section 3.15).

3.10                           Compliance. To the best of Company’s knowledge, Company (a) has complied, and in carrying out its contemplated business will be in compliance, with all federal, state, local and foreign laws, ordinances, regulations and orders applicable to it, its business, the ownership of its assets, and the environment which, if not complied with by Company, would have a material adverse effect on the business, properties, assets, prospects or conditions (financial or otherwise) of Company, and (b) has all federal, state, local and foreign governmental licenses and permits, which, if not possessed by Company, would have a material adverse effect on the business, properties, assets, prospects or condition (financial or otherwise) of Company; such licenses and permits are in full force and effect, no material violations have been recorded in respect of any such licenses or permits, and no proceeding is pending or to the best of Company’s knowledge, threatened to revoke or limit any thereof.

3.11                           Insurance. To the best of Company’s knowledge, all the insurable properties, assets and operations of Company are insured for its benefit in amounts deemed adequate by Company against all risks usually insured against by persons operating similar properties in the localities where such properties are located, under policies in effect and issued by insurers of recognized responsibility. All premiums currently due under such policies have been paid. No claims currently exist under such policies, and no action or notice has been taken or received regarding termination of such policies.

3.12                           Authorization. This Agreement has been duly executed and delivered by Company and constitutes the valid and binding obligation of Company, enforceable in accordance with its terms. The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby will not (a) violate any provision of law, statute, rule or regulation, or any ruling, writ, injunction, order, judgment or decree of any court, administrative agency or other governmental body applicable to Company or any of its properties or assets, (b) conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration) under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Company or create or activate any right or claims against Company under, the certificate of Incorporation or Bylaws of Company, or any material note, indenture, mortgage, lease agreement or other contract, agreement or instrument to which Company is a party or by which it or any of its property is bound or affected, or (c) impair any business relationship which Company has with any dealer, distributor, salesperson, contractor, employee, supplier or customer.

3.13                           Shares. At Closing Company will transfer good and marketable title to the Shares to Investor, free and clear of all liens, claims, charges, restrictions and encumbrances. All of Company’s outstanding shares are validly issued and outstanding, fully paid and nonassessable with no personal liability attaching to the ownership thereof, and not subject to preemptive or any other similar rights of the shareholders of Company or others.

3.14                           Related Transactions. To the best of Company’s knowledge, no current or former shareholder, director, officer or employee of Company nor any associate of any such person, is presently, or since the inception of Company has been, directly or indirectly through his or its affiliation with any other person or entity, a party to any transaction with Company providing for the furnishing of services by or to, or rental of real or personal property from or to, or otherwise requiring cash payments to or by any such person (a “Related Transaction”) other than in such person’s capacity as an officer or employee of Company, except as disclosed in Company’s Confidential Private Placement Memorandum dated October 26, 1998.

3.15                           Financial Information. Company has delivered to Investor the unaudited balance sheet of Company as of March 31, 1999 (the “Balance Sheet”), related statements of income, stockholders’ equity and changes in financial position for the fiscal periods then ended, and the financial statements included in the Confidential Private Placement Memorandum dated October 26, 1998 (collectively, the “Financial Statements”). Subject only to routine year-end adjustments and to matters not included in interim financial information, the Financial Statements in all material respects (i) are in accordance with the books and records of Company, (ii) fairly present the financial condition of Company as of the dates indicated and the results of operations, stockholders’ equity and changes in financial position of Company for the periods indicated and (iii) have been prepared in accordance with generally accepted accounting principles consistently applied. All accounts receivable of Company as of the dates of the Financial Statements have arisen in the ordinary course of business, are valid, enforceable and to the best of Company’s knowledge, collectible, except to the extent of any reserve for doubtful accounts expressly noted on the Balance Sheet. To the best of Company’s knowledge, Company had no liability of any nature (matured or unmatured, fixed or contingent) which was not provided for or disclosed on the Balance Sheet, and all liability reserves established by Company and set forth on the Balance Sheet were adequate for the purposes indicated therein.

3.16                           Absence of Changes.  Since the date of the Balance Sheet, there has not been any material adverse development or event which may reasonably be expected to have a material adverse effect on Company’s business, properties, assets, prospects or condition (financial or otherwise).

3.17                           Registration Rights. Except for Steve Newlin, no person has any contractual or other right to cause Company to effect the registration of any shares of Common Stock or other securities of Company.

3.18                           Disclosure. Neither this Agreement nor any other document, certificate, instrument or statement furnished or made to Investor by or on behalf of Company in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. As of its date, the Confidential Private Placement Memorandum (the “Memorandum”) did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading. As of the date hereof, the Memorandum, when taken together with the Supplemental Disclosure Memorandum dated April 1999, did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading

Whenever a reference is made in this Exhibit C to the “best of Company’s knowledge,” such knowledge shall be deemed to be the current actual knowledge of the directors and executive officers of Company as of the date of this Agreement.